Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN SECURITIES CAPITAL PARTNERS, L.P. ANNOUNCES

AGREEMENT TO SELL EL POLLO LOCO

Private equity investment firm culminates successful six-year partnership

NEW YORK, NY (September 28, 2005) - American Securities Capital Partners, L.P. announced today it has signed a definitive purchase agreement to sell Irvine, California-based quick-service restaurant chain El Pollo Loco to Trimaran Capital Partners. The transaction, whose value was not disclosed, is expected to close during the fourth quarter of 2005.

As the nation’s leading quick-service restaurant chain specializing in flame-grilled chicken, El Pollo Loco has a consistent and impressive performance record. The company’s five-year same store sales growth has outpaced both the fast casual and quick-service restaurant industry averages, and El Pollo Loco enjoys one of the highest per unit sales volumes in the quick-service restaurant segment. In the second quarter of fiscal 2005, which ended June 29, 2005, same stores sales for the system, which includes sales from both company-operated and franchised restaurants, increased 9.4%.

American Securities Capital Partners, L.P. purchased El Pollo Loco from (then) Advantica Restaurant Group in December of 1999. “We partner with profitable and specially positioned companies and work with their management teams to generate long-term capital appreciation,” said Glenn Kaufman, Managing Director of American Securities Capital Partners, L.P. “El Pollo Loco has been a classic success story. Not only has the company been a very successful investment for us, our relationship with the El Pollo Loco team has given us the opportunity to work alongside the finest leaders in the restaurant industry.”

Through continued and long-term focus on operational investment and strategic growth during its time with American Securities, El Pollo Loco has substantially improved restaurant level operating performance while more than doubling the

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company’s profitability. “The heritage of our firm is in building great enterprises. We are completely committed to working as partners with managers to build businesses that are far better operationally, financially and competitively when we exit than when we initially invested,” added Mr. Kaufman. “Our El Pollo Loco experience is a perfect example of our business philosophy.”

El Pollo Loco President and CEO, Stephen E. Carley, reiterates the strength of his company’s nearly six-year relationship with American Securities. “We couldn’t be more pleased with our partnership with American Securities,” he said. “Their direction, guidance and support have enabled us to significantly and dramatically improve virtually every aspect of the El Pollo Loco business. We wish American Securities continued success in their investment opportunities and value the integrity and thought leadership they have provided us through the years.”

El Pollo Loco currently operates 328 restaurants: 139 are owned and operated by the company; 189 are owned by franchisees. The restaurants are currently located in four states- California, Arizona, Nevada and Texas, with the first Chicago restaurant scheduled to open in mid-October, 2005. As part of its plans to expand nationwide, El Pollo Loco has a strong pipeline of company-owned and franchise restaurants in California, Colorado, New England, New Jersey, New York, Oregon, Texas and Washington, D.C.

About El Pollo Loco

El Pollo Loco, pronounced “L Po-yo Lo-co” and Spanish for “The Crazy Chicken,” is the nation’s leading quick-service restaurant chain specializing in flame-grilled chicken and Mexican-inspired entrees. Founded in Guasave, Mexico in 1975, El Pollo Loco’s long-term success stems from the unique preparation of its award-winning “pollo” - fresh chicken marinated in a special recipe of herbs, spices and citrus juices passed down from the founding family. The marinated chicken is then flame-grilled, hand cut and served hot off the grill with warm tortillas, a wide assortment of side dishes and salsas prepared fresh every day. Rounding out the menu are fresh flavorful entrees inspired by the kitchens of Mexico, including grilled burritos, the original Pollo Bowl®, Pollo Salads, Tacos al Carbon and Quesadillas. For more information, visit www.elpolloloco.com <http://www.elpolloloco.com>.

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About American Securities Capital Partners. L.P.

American Securities Capital Partners, LLC (ASCP) originated as the merchant-banking arm of American Securities, L.P., which was founded in 1947 by William Rosenwald to invest his share of the Sears, Roebuck & Co. fortune. Today ASCP is a private investment partnership that makes equity investments, primarily on behalf of wealthy families and individuals, in profitable companies, both privately and publicly held, primarily located in the United States and Canada. Stemming from its family-office heritage, ASCP adheres to a philosophy of true partnership with management, a long-term investment horizon and a conservative approach to capitalization. ASCP’s objective is to generate long-term capital appreciation for its investor and management partners by making equity investments of $25 million to $150 million in companies with annual revenues generally ranging between $50 million and $500 million. Investments are funded from over $2 billion of committed capital. ASCP has made numerous investments in businesses with both restaurant and franchise components. Along with El Pollo Loco these investments have included Caribbean Restaurants (one of the largest Burger King franchisees) and Oreck Corporation. For more information, visit www.american-securities.com <http://www.american-securities.com>.

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Contacts:	Glenn Kaufman, American Securities Capital Partners, L.L.C. (212) 476-8029 gkaufman@american-securities.com

Julie Weeks, El Pollo Loco, Inc. (949) 399-2150 jweeks@elpolloloco.com